August 18, 2008	CONTACTS:
Elizabeth Wilkinson Phone: 281-408-1329

EAGLE ROCK ENERGY PARTNERS, L.P. UPSIZES ITS SENIOR SECURED CREDIT FACILITY

HOUSTON – Eagle Rock Energy Partners, L.P. (NASDAQ GS: EROC) ("Eagle Rock" or the "Partnership") today announced that it has successfully increased commitments to its senior secured credit facility by $180 million, increasing the facility’s total commitments to $980 million (retaining the ability to further increase the facility’s size to $1.0 billion). This upsizing was achieved in two transaction events with the first closing on July 23, 2008 for $100 million (increasing the total commitments at the time from $800 million to $900 million) and the second closing on August 14, 2008 for an additional $80 million. This total increase in commitments of $180 million involved the addition of two new lenders to the Partnership’s credit facility for a combined amount of $135 million, as well as the participation of two existing lenders which increased their previously existing commitments by a combined $45 million. All terms of the credit agreement remain unchanged.

The Partnership partially exercised its ability to upsize its credit facility as part of its growth strategy. No funds have been drawn from the revolving credit facility in connection with the upsizing. The Partnership continues to evaluate, as part of its overall strategic plan, whether to make an additional upsizing for all or an additional portion of the $20 million remaining under the $200 million accordion feature of its credit facility.

Joseph A. Mills, chairman and chief executive officer stated, “We are very pleased to have successfully upsized our senior secured revolving credit facility. Despite facing a challenging credit market, this upsizing reflects the bank market’s confidence in our strategy. This increase to our facility is a critical component of our financial strategy and it provides us with significant flexibility to pursue and execute on our organic and acquisition growth opportunities in our upstream, minerals and midstream businesses. We would like to thank our new lenders and our existing relationship banks for their continued support”.

The Partnership is a growth-oriented master limited partnership engaged in three businesses: a) midstream, which includes (i) gathering, compressing, treating, processing, transporting and selling natural gas, and (ii) fractionating and transporting natural gas liquids; b) upstream, which includes acquiring, exploiting, developing, and producing crude oil and natural gas interests; and c) minerals, which includes acquiring and managing fee minerals and royalty interests. Its corporate office is located in Houston, Texas.

This news release may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the Partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership, which may cause the Partnership's actual results to differ materially from those implied or expressed by the forward-looking statements. For a detailed list of the Partnership's risk factors, please consult the Partnership's Form 10-K, filed with the Securities and Exchange Commission for the year ended December 31, 2007.

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